EXHIBIT 99.1

Shareholders Approve Simmons First Mergers

PINE BLUFF, Ark., Nov. 18, 2014 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) announced today that its shareholders approved the mergers of Community First Bancshares, Inc. ("Community First") and Liberty Bancshares, Inc. ("Liberty") into Simmons First National Corporation ("Simmons First") at its special shareholders meeting held today. In separate shareholders meetings also held today, the shareholders of Community First and Liberty also approved the mergers of their respective companies into Simmons First. The adoption of the merger agreements by the companies was previously announced in May, 2014.

The consummation of the mergers is subject to approval of certain bank regulatory agencies and other customary closing conditions. The transactions are expected to close late in the fourth quarter of 2014 or early in the first quarter of 2015.

Community First, a bank holding company with $1.9 billion in assets as of September 30, 2014, owns First State Bank. First State Bank is headquartered in Union City, Tennessee and operates 32 financial centers located in 25 communities throughout Tennessee. Liberty, a bank holding company with $1.1 billion in assets as of September 30, 2014, owns Liberty Bank. Liberty Bank is headquartered in Springfield, Missouri and operates 24 financial centers located in 16 communities throughout southwest Missouri.

"We are excited about the prospects for our combined institution and overwhelming shareholder support as shown through the shareholder votes," George A. Makris, Jr., Chairman and Chief Executive Officer of Simmons First said. "These mergers are positive steps for our organization and we are confident that the completion of these transactions will bring enhanced services and long-term benefits to our customers, associates, shareholders and the communities we serve."

Simmons First National Corporation is an Arkansas-based financial holding company with total assets of $4.8 billion and conducts financial operations throughout Arkansas, Kansas and Missouri. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC".

CONTACT: FOR MORE INFORMATION CONTACT:

         DAVID W. GARNER
         Executive Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000